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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

      Mangosoft Inc. and Fleet Form Strategic Partnership for fileTRUST/sm/

       Mangosoft to acquire fileTRUST assets from Fleet; Companies to work together to market online storage and collaboration products

Westborough, MA (February 11, 2002) - Mangosoft Inc. (OTC: BB: MNGX), a developer of Internet enabling business software solutions, today announced that it has acquired all of FleetBoston Financial Corporation's (NYSE: FBF) fileTRUST online data storage service assets. As part of the transaction, Fleet and Mangosoft entered into a two-year enterprise license agreement for the internal use of fileTRUST by Fleet's employees and the two companies will continue to market fileTRUST. Fleet will also have a seat on Mangosoft's Advisory Board. Terms of the agreement included an undisclosed amount of cash and equity in Mangosoft.

Fleet launched the fileTRUST service to its customers in December 2000 as an online safe deposit box for electronic documents. FileTRUST ensures that sensitive electronic documents and information are kept private, secure and are available to authenticated users from any Internet-connected PC, at any time.

"We are very pleased to have found a strategic partner for fileTRUST in Mangosoft," said Blaise Heltai, Fleet's Managing Director for Internet Strategy. "Fleet developed fileTRUST to be the market standard for security and ease of use in online file storage. We are confident that Mangosoft, as a leading Internet software development company, will continue to deliver high quality products and services to our fileTRUST customers and we look forward to growing the file storage market in partnership with them".

fileTRUST customers will be transitioned to Mangosoft as of February 11, 2002 after which time Mangosoft will provide customer support. fileTRUST customers can continue their online storage service or can upgrade to Mangomindsm Business Internet File Servicesm, Mangosoft's proprietary workgroup collaboration service. Mangomind provides a secure, shared Internet workspace that simplifies collaboration for geographically dispersed workgroups.

"fileTRUST is a recognized and well respected product and we are very excited to add it to our portfolio of Internet business services," said Dale Vincent, President and CEO of Mangosoft. "fileTRUST, in conjunction with our Mangomind Internet collaboration services, broadens our offerings to encompass the complete range of business applications, from individual business people to large enterprise businesses."

About FleetBoston Financial Corporation

FleetBoston Financial is the seventh-largest financial holding company in the United States. A diversified financial services company with assets exceeding $200 billion, Fleet offers a comprehensive array of innovative financial solutions to 20 million customers in more than 20



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countries and territories. Among the company's key lines of business are: retail banking, with more than 1,500 branches and more than 3,800 ATMs in the Northeast; corporate banking, including capital markets/investment banking and commercial finance; investment services, including nationwide brokerage; and full-service banking through more than 250 offices in Latin America. FleetBoston Financial is headquartered in Boston and listed on the New York Stock Exchange (NYSE: FBF) and the Boston Stock Exchange (BSE: FBF). For more information on Fleet, visit http://www.fleet.com

About Mangosoft, Inc.

Mangosoft, Inc. (OTC: BB: MNGX), of Westborough, MA, creates software and services that make the Internet a better place for business. Through its Mangomind Internet file sharing service, Mangosoft allows its customers to connect easily and securely with remote colleagues, clients, and partners around the world, enabling them to make smarter and faster business decisions. Operating on the Microsoft Windows operating system, Mangomind is deployed using Compaq Computer Corporation servers and Cisco Systems networking equipment and is hosted in a secure, Worldcom Internet data center. Encryption technology is provided by RSA Security (NASDAQ: RSAS). Mangosoft sells its products directly to customers as well as through a network of value-added resellers and systems integrators. The Mangosoft Web site is http://www.mangosoft.com

The matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based on a number of factors, including, but not limited to, risks in product and technology development, market acceptance of new products, product demand, the impact of competitive products and pricing, changing economic conditions and other risk factors detailed in Mangosoft's most recent annual report and other filings with the Securities and Exchange Commission.

FileTRUST, Mangomind and The Business Internet File Service are servicemarks and Mangosoft is a trademark of Mangosoft, Inc.

Press Contact:               Press Contact:                   Investor Relations:
Tom Ricci                    Alison Gibbs                     Jody Burfening/Kristine Hong
Mangosoft, Inc.              FleetBoston Financial            Lippert Heilshorn
508-871-7319                 617-434-2489                     212-838-3777
tricci@mangosoft.com         alison_j_gibbs@fleet.com         jburfening@lhai.com/khong@lhai.com

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